Exhibit 99.1

DIRECT METHANOL FUEL CELL CORPORATION
TO EXHIBIT AT FUEL CELL EXPO 2007 IN TOKYO

PASADENA, CA —January 22, 2007— VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today that its Direct Methanol Fuel Cell Corporation (DMFCC) subsidiary will have an exhibition booth at FC EXPO 2007, the Third International Hydrogen and Fuel Cell Expo, to be held February 7-9, 2007 at the Tokyo Big Sight exhibition hall in Tokyo Japan. DMFCC also exhibited at the Fuel Cell Expo in 2006 which was the world’s largest exhibition covering the fuel cell and hydrogen industry with over 23,000 attendees and 404 exhibitors. More information on FC EXPO 2007 is available at www.fcexpo.jp.

Dr. Carl Kukkonen, CEO of both VIASPACE and DMFCC, said, “We will be demonstrating one of our fuel cartridges working with a direct methanol fuel cell made by Parker Hannifin. Other cartridges and prototypes will be on display. We will also be demonstrating the VIASPACE laser-based humidity sensor for hydrogen fuel cells. The booth will be manned by DMFCC staff from the US, Japan and Korea as well as by representatives from our cartridge manufacturing partners in Japan, Korea and the US. We have also set up private meetings with potential customers and partners.”

DMFCC focuses on producing and distributing methanol fuel cartridges designed to provide the energy source for laptop computers, cell phones and other portable electronic devices to be powered by direct methanol fuel cells.

Fuel cells are expected to gain a substantial market share because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. Leading OEMs have announced that they are developing direct methanol fuel cells for portable electronic applications.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.